Putnam Mid Cap Value, April 30 2007, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended April 30, 2007, Putnam Management has
assumed $5,271 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


72DD1	Class A 	$9,194
		Class B	1,603
		Class C	350

72DD2	Class M	$141
      Class R 	55
		Class Y 	785

73A1		Class A	$0.240
		Class B	0.107
		Class C	0.133

73A2		Class M	0.163
      Class R	0.220
		Class Y	0.278

74U1		Class A	43,488
		Class B	14,499
		Class C	2,881

74U2		Class M 	952
		Class R	380
		Class Y	3,388

74V1		Class A 	$16.26
		Class B 	15.76
		Class C 	15.74

74V2		Class M 	$15.93
		Class R 	16.08
		Class Y 	16.30


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.